Exhibit 10.10

RESTRICTED STOCK UNIT AWARD

DIRECTOR — TIME BASED

Award Number:

Award Date	Number of Units	Final Vesting Date

THIS CERTIFIES THAT SureWest Communications (the “Company”) has on the Award Date specified above granted to [Recipient’s Name] (“Participant”) an award (the “Award”) to receive that number of restricted stock units (the “Restricted Stock Units”) indicated above in the box labeled “Number of Units,” each Restricted Stock Unit representing the right to receive one share of SureWest Communications Common Stock (the “Common Stock”), plus an additional amount pursuant to Section 1(b), subject to certain restrictions and on the terms and conditions contained in this Award and the SureWest Communications 2000 Equity Incentive Plan (the “Plan”).  A copy of the Plan is available upon request.  In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern.  Any terms not defined herein shall have the meaning set forth in the Plan.

1.             Rights of the Participant with Respect to the Restricted Stock Units.

(a)           No Shareholder Rights.  The Restricted Stock Units granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock.

(b)          Additional Restricted Stock Units.  As long as Participant holds Restricted Stock Units granted pursuant to this Award, the Company shall credit to Participant, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Restricted Stock Units (“Additional Restricted Stock Units”) equal to the total number of whole Restricted Stock Units and Additional Restricted Stock Units previously credited to Participant under this Award multiplied by the dollar amount of the cash dividend paid per share of Common Stock by the Company on such date, divided by the Fair Market Value of a share of Common Stock on such date.  Any fractional Restricted Stock Unit resulting from such calculation shall be included in the Additional Restricted Stock Units.  A report showing the number of Additional Restricted Stock Units so credited shall be sent to Participant periodically as determined by the Company.  The Additional Restricted Stock Units so credited shall be subject to the same terms and conditions as the Restricted Stock Units to which such Additional Restricted Stock Units relate.

(c)           Payment of Restricted Stock Units.  All shares of Common Stock shall be issued to Participant in a single payment to the extent of the vesting of the Restricted Stock Units only on the next business day immediately following the Participant’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code (the “Code”) except to the extent that such payment must be deferred for six months after the Participant’s separation of service to comply with Section 409A of the Code.  Neither this Section 1(c) nor any action taken pursuant to or in accordance with this Section 1(c) shall be construed to create a trust of any kind.  The value of any fractional Restricted Stock Unit or Additional Restricted Stock Unit shall be paid in cash in accordance with the foregoing timing rules.

2.             Vesting.  All of the Restricted Stock Units are vested immediately.

3.             Restriction on Transfer.  The Restricted Stock Units and any rights under this Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.  No transfer by will or the applicable laws of descent and distribution of any Restricted Stock Units upon Participant’s death shall be effective to bind the Company unless the Committee shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.  Notwithstanding the foregoing, Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of Participant and receive any property distributable with respect to the Restricted Stock Units upon the death of Participant.

4.             Adjustments to Restricted Stock Units.  In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the vesting of the Restricted Stock Units), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of shares of Common Stock Participant would have received upon vesting of the Restricted Stock Units; provided, however, that the number of shares into which the Restricted Stock Units may be converted shall always be a whole number.

5.             Income Tax Matters.

(a)          In order to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b)           In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, Participant may elect to satisfy Participant’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Stock Units, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the shares of Common Stock otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Participant having a Fair Market Value equal to the amount of such taxes.  The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share.  Participant’s election must be made on or before the date that the amount of tax to be withheld is determined.

6.             Miscellaneous.

(a)           This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or Subsidiaries, whether as an employee, officer, or director, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b)           The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange and Section 409A of the Internal Revenue Code) as may be determined by the Company to be applicable are satisfied.

(c)           An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company.  To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(d)           The Committee has discretionary authority with respect to the construction and interpretation of this Award.

(e)           Except as otherwise expressly provided in this agreement, any capitalized term used in this agreement shall have the meaning ascribed to it in the SureWest Communications 2000 Equity Incentive Plan, as amended and restated.

(f)            This Award shall be subject to such additional terms and conditions pertaining to the payment of nonqualified deferred compensation under Section 409A of the Code as set for in Appendix A hereto.

* * * *

By your signature and the signature of the Company’s representative below, you and the Company agree that these Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Restricted Stock Unit Award.

RECIPIENT:	SUREWEST COMMUNICATIONS,
a California corporation

By:

Recipients Name	Name
Title